ESCROW AGREEMENT

        THIS AGREEMENT made as of the ___th day of December, 2003,

B E T W E E N:
GUS YEPES, whose address is 8121 Lutz Lake Fern Road, Odessa, Florida 33556 ("Yepes")
- and -
SKYLYNX COMMUNICATIONS INC., a corporation organized under the laws of the State of Delaware, having an address at 500 Ringling Blvd., Sarasota, Florida 34236 ("SkyLynx")
- and -
CLIFFORD L. NEUMAN, PC, a Colorado professional corporation with offices at 1507 Pine Street, Boulder, Colorado 80302 (the "Escrow Agent")

        WHEREAS YEPES as vendor, has entered into a Common Stock Purchase Agreement dated as of November 28, 2003 (the "Purchase Agreement") with SkyLynx, acting as purchaser, for the purchase by SkyLynx of all of the shares of capital stock of DirectCom, S.A. owned by YEPES as specified in the Purchase Agreement; in consideration, in part, for the issue by SkyLynx to YEPES of an aggregate of 300,000 common shares in the capital of SkyLynx (the "SkyLynx Shares");

        AND WHEREAS pursuant to the Purchase Agreement, the SkyLynx Shares are to be deposited in escrow (the "Escrowed SkyLynx Shares") to be released to YEPES or its permitted transferees, (collectively the "Security Holder"), as provided in the Purchase Agreement (the "Release Date") of the date of this Agreement;

        AND WHEREAS the Escrow Agent has agreed to act as escrow agent pursuant to the terms of this Agreement;

        NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Appointment

YEPES and SkyLynx hereby appoint the Escrow Agent to act as escrow agent pursuant to the terms and conditions of this Agreement and the Escrow Agent hereby accepts such appointment.

2.         Deposit of SkyLynx Shares in Escrow

YEPES hereby deposits with the Escrow Agent, to be held in escrow under this Agreement 5 share certificates, registered in the name of YEPES and representing 300,000 SkyLynx Shares and further agrees to deposit with the Escrow Agent any replacement certificates which may at any time be issued for the Escrowed SkyLynx Shares.

3.         Direction to Escrow Agent

YEPES and SkyLynx hereby direct the Escrow Agent to retain the Escrowed SkyLynx Shares until they are to be released from escrow pursuant to the terms of this Agreement or upon the prior written consent of SkyLynx.

4.         Restrictions on Dealing with Escrowed SkyLynx Shares

4.1        No Dealings With The Public. No SkyLynx Escrowed Shares and no present or future interest in, control or direction over or certificate evidencing Escrowed SkyLynx Shares may, directly or indirectly, be sold, assigned, transferred, redeemed, surrendered for consideration, mortgaged, hypothecated, charged, pledged, encumbered or otherwise dealt with in any manner in any transaction or series of transactions for the purpose of or having the effect of a "distribution to the public" as such term is defined in the Securities Act of 1933, as amended (the "Securities Act") or in any other jurisdiction, whether through the facilities of a public stock exchange or otherwise.

4.2        Dealings with Escrowed SkyLynx Shares by YEPES. No Escrowed SkyLynx Shares and no present or future interest in, control or direction over or certificate evidencing SkyLynx Escrowed Shares, may, directly or indirectly, be sold, assigned, transferred, redeemed, surrendered for consideration, mortgaged, hypothecated, charged, pledged, encumbered or otherwise dealt with in any manner by YEPES until after November 28, 2004, except in conformity with this Agreement unless otherwise consented to in writing by SkyLynx.

4.3        Permitted Dealings with Escrowed Shares. Subject to compliance with applicable securities legislation and subject to the provisions of Section 4.1 and 4.2, a Security Holder may assign to third parties absolute or contingent rights or interests in or to all or any portion of the Escrowed SkyLynx Shares but only as permitted in Section 8 herein.

4.4        Indirect Dealings with Escrowed SkyLynx Shares. No Security Holder that is not an individual will issue securities of its own issue or effect or permit a transfer of ownership of securities of its own issue that would have the effect of changing the beneficial ownership of, or control or direction over, the Escrowed SkyLynx Shares.

5.         Voting of Securities in Escrow

The escrow of SkyLynx Shares hereunder will not impair any right of the Security Holder to exercise voting rights attaching to the Escrowed SkyLynx Shares.

6.         Dividends on Escrowed SkyLynx Shares

The escrow of SkyLynx Shares hereunder will not impair any right of the Security Holder to receive a dividend or other distribution on Escrowed SkyLynx Shares or to elect the form or manner in which a dividend or other distribution on Escrowed SkyLynx Shares will be paid. If, during the period in which any of the Escrowed SkyLynx Shares are retained in escrow pursuant to this Agreement, any dividend or other distribution, other than one paid in securities of SkyLynx, is received by the Escrow Agent in respect of the Escrowed SkyLynx Shares, such dividend or other distribution will be paid or transferred forthwith to the Security Holder entitled thereto. Additional Escrowed SkyLynx Shares distributed on Escrowed SkyLynx Shares will, if received by the Escrow Agent, be retained in escrow and, if received by the Security Holder, be deposited in escrow in accordance with section 2, to be held in and released from escrow on the same terms and conditions as apply to the Escrowed SkyLynx Shares on which the distribution was paid.

7.         Exercise of Other Rights Attaching to Escrowed SkyLynx Shares

Subject to section 2, the escrow of SkyLynx Shares hereunder will not impair any right of the Security Holder to exercise a right attaching to an Escrowed SkyLynx Share that entitles the Security Holder to purchase or otherwise acquire another security or to exchange or convert an Escrowed SkyLynx Share for or into another security.

8.         Permitted Transfers Within Escrow

8.1        Transfer to Third Parties. Subject to compliance by the Security Holder and the transferee to applicable securities laws and to the provisions of Section 4 herein, Escrowed SkyLynx Shares may be transferred within escrow by a Security Holder to a transferee provided that the Escrow Agent first receives:

(a)        a transfer power of attorney, duly executed by the Security Holder in form acceptable to the registrar and transfer agent of SkyLynx; and

(b)         an Acknowledgement signed by the transferee in which the transferee agrees to accept the transfer of the SkyLynx Shares subject to the terms and conditions of this Escrow Agreement.

8.2        Transfer upon Bankruptcy. In the event of the bankruptcy of the Security Holder, the Escrowed SkyLynx Shares of the Security Holder may be transferred within escrow to the trustee in bankruptcy or other person or company legally entitled to such Escrowed SkyLynx Shares, provided that the Escrow Agent first receives:

(a)         a certified copy of either

(i)         the assignment in bankruptcy of the Security Holder filed with the relevant official; or

(ii)         the receiving order adjudging the Security Holder bankrupt;

(b)         a certified copy of a certificate of appointment of the trustee in bankruptcy;

(c)         a transfer power of attorney, duly executed by the transferor; and

(d)         an acknowledgement signed by the trustee in bankruptcy or other person or company legally entitled to the Escrowed SkyLynx Shares or an amended Agreement reflecting the transfer.

8.3        Transfer to Certain Plans. Escrowed SkyLynx Shares may be transferred within escrow by the Security Holder to a registered retirement savings plan or registered retirement income fund, or subsequently between such funds, provided that the Escrow Agent first receives:

(a)         evidence from the trustee of the fund, as applicable, stating that, to the best of the trustee's knowledge, the Security Holder is, during the Security Holder's lifetime, the sole beneficiary of the fund;

(b)         a transfer power of attorney, duly executed by the transferor; and

(c)         an acknowledgement signed by the trustee of the fund, as applicable, or an amended Agreement reflecting the transfer.

8.4        Effect of Transfer Within Escrow. Upon completion of a transfer of the Escrowed SkyLynx Shares pursuant to this section 8, the transferee will be a Security Holder and the Escrowed SkyLynx Shares transferred will remain in escrow, to be held in and released from escrow on the same terms and conditions as were applicable prior to the transfer.

9.         Release of Escrowed SkyLynx Shares

9.1        Release Date. Subject to sections 9.2 and 9.3, the Escrowed SkyLynx Shares will be released from escrow under this Agreement on November 28, 2004 (the "Release Date"); provided that on the Release Date no claim for indemnification has been made by SkyLynx under the Purchase Agreement; and provided, further, that the Escrowed SkyLynx Shares shall be eligible for early release pursuant to the provisions of Sections 9.2 and 9.3 below.

9.2        Provided that SkyLynx has not delivered to the Escrow Agent a written certificate confirming to the Escrow Agent that SkyLynx has or is asserting a claim for indemnification against the Security Holder under the terms of the Purchase Agreement (the "Indemnification Certificate"), at any time prior to the Release Date, the Security Holder may deliver to the Escrow Agent and to SkyLynx a written certificate (the "Funding Certificate") confirming that the Security Holder has provided all of the initial funding to DirectCom as is required of the Security Holder under his existing agreements with DirectCom and its present shareholders. SkyLynx shall have the right to dispute the Funding Certificate by providing written notice of such dispute to the Escrow Agent and to the Security Holder, whereupon the Escrow Agent shall hold the Escrowed SkyLynx Shares in accordance with this Agreement. If the Escrow Agent has not been delivered a written notice of dispute by SkyLynx within ten (10) days following the delivery of the Funding Certificate, the Escrow Agent shall release to the Security Holder a certificate representing 150,000 of the Escrowed SkyLynx Shares.

9.3        If prior to the Release Date, DirectCom achieves monthly revenues of $50,000 or more (the "Monthly Revenue Target"), the Security Holder or SkyLynx may provide a written certificate to the Escrow Agent (the "Revenue Certificate"), with a copy to the other party, that the Monthly Revenue Target has been achieved. For the purposes of this Section 9.3, monthly revenues shall be determined in accordance with generally accepted accounting principles applied consistently with past practices. If the other party does not deliver written notice of dispute to the Escrow Agent within ten (10) days of delivery of the Revenue Certificate, the Escrow Agent shall deliver to the Security Holder a certificate representing the remaining 150,000 Escrowed SkyLynx Shares. If either party delivers notice to the Escrow Agent that it disputes that the Monthly Revenue Target has been achieved, the Escrow Agent shall retain the Escrowed SkyLynx Shares in accordance with the terms of this Escrow Agreement.

9.4        Notwithstanding any provision of this Section 9 to the contrary, in the event SkyLynx delivers to the Escrow Agent an Indemnification Certificate at any time prior to the Release Date, the Escrow Agent shall retain the Escrowed SkyLynx Shares until it receives written instructions executed by both SkyLynx and the Security Holder or receives an order issued by a court of competent jurisdiction instructing the Escrow Agent as to the disposition of the Escrowed SkyLynx Shares.

9.5        If it is determined by mutual agreement or by order of a court of competent jurisdiction that Security Holder is indebted to SkyLynx pursuant to the indemnification provisions of the Purchase Agreement, then and in such event the Escrowed SkyLynx Shares shall be used to satisfy the Security Holder's obligation to SkyLynx. In such event, the Escrow Agent is authorized to deliver to SkyLynx for surrender and cancellation that number of Escrowed SkyLynx Shares as may be necessary to satisfy the Security Holder's obligation to indemnify SkyLynx under the Purchase Agreement. For this purpose, the Escrowed SkyLynx Shares shall be valued at their Market Price on the date the Security Holder's indemnification obligation is determined, either by agreement between the Security Holder and SkyLynx or by the entry of an order by a court of competent jurisdiction. For this purpose, Market Price shall be an amount equal to the average closing bid price of the SkyLynx common stock as quoted on Bloomberg, L.P. for the five (5) trading days immediately preceding the date upon which the indemnification obligation has been determined.

9.6        Notwithstanding any other provision of this Section 9 to the contrary, in the event the Escrow Agent shall receive written instructions signed by both SkyLynx and the Security Holder instructing the Escrow Agent with respect to the disposition or disbursement of any or all of the Escrowed SkyLynx Shares, the Escrow Agent shall be entitled to rely upon such written instructions.

9.7        Delivery of Certificates to Security Holder. The Escrow Agent will, as soon as reasonably practicable following the Release Date set out in section 9.1, deliver, to or at the direction of the Security Holder, certificates evidencing the SkyLynx Shares released from escrow on the Release Date.

10.         Release upon Death

In the event of the death of the Security Holder, the Escrowed SkyLynx Shares of the Security Holder will be released from escrow and the Escrow Agent will deliver all certificates evidencing such SkyLynx Shares to the legal representative of the deceased Security Holder, provided that the Escrow Agent first receives:

(a)       a certified copy of the death certificate; and

(b)       such evidence of the legal representative's status that the Escrow Agent may reasonably require.

11. Take-Over Bid or Other Transaction

11.1      Deliveries to Escrow Agent. Where the Security Holder wishes to tender certain Escrowed SkyLynx Shares of the Security Holder (the "Tendered Securities") to a bona fide formal takeover bid, plan of arrangement, amalgamation, merger or similar transaction (a "Transaction") the Security Holder will deliver to the Escrow Agent:

(a)       a written direction signed by the Security Holder (a "Direction") that directs the Escrow Agent to deliver to a specified person or company (the "Depositary") either:

(i)       certificates evidencing the Tendered Securities, or

(ii)       where the Security Holder has provided the Escrow Agent with a notice of guaranteed delivery or similar notice of the Security Holder's intent to tender the Tendered Securities to the Transaction, that notice, together with a letter of transmittal or similar document and, where required, transfer power of attorney duly executed for transfer, and any other documentation specified or provided by the Security Holder and required to be delivered to the Depositary under the terms of the Transaction; and

(b)       such other information concerning or evidence of the Transaction as the Escrow Agent may reasonably require.

11.2      Deliveries to Depositary. Forthwith after its receipt of the information and documentation specified in subsection 11.1, the Escrow Agent will deliver to the Depositary, in accordance with the Direction, the documentation specified or provided under clause 11.1(a), together with a letter addressed to the Depositary that:

(a)       identifies the Tendered Securities;

(b)       states that the Tendered Securities are held in escrow;

(c)       states that the Tendered Securities are delivered only for the purposes of the Transaction and that the Tendered Securities will be released from escrow only upon receipt by the Escrow Agent of the information described in subsection 11.3;

(d)       where certificates for Tendered Securities have been delivered to the Depositary, requires the Depositary to return to the Escrow Agent, as soon as practicable, the certificates evidencing Escrowed SkyLynx Shares that are not releasable from escrow as described in clause (c) above; and

(e)       where applicable, requires the Depositary to deliver or cause to be delivered to the Escrow Agent, as soon as practicable, certificates representing additional securities acquired by the Security Holder under the Transaction.

11.3      Release of Securities. Tendered Securities will be released from escrow upon receipt by the Escrow Agent of a declaration signed by the Depositary or, if the Direction identifies the Depositary as acting on behalf of another person or company in respect of the Transaction, by that other person or company, that:

(a)       the terms and conditions of the Transaction have been met; and

(b)       the Tendered Securities have either been taken up and paid for or are subject to an unconditional obligation to be taken up and paid for under the Transaction.

11.4      Exchange of Securities. The Escrow Agent shall forthwith upon receipt thereof deliver to the order of the Security Holder free from any escrow hereunder, any securities acquired by the Security Holder under a Transaction by which such securities were exchanged, substituted or constituted consideration for the Tendered Securities delivered to the Depositary pursuant to section 11.2.

12.       Escrow Agent has no Responsibility after Release

The Escrow Agent will have no further responsibility for the SkyLynx Shares after it has delivered the SkyLynx Shares to or at the direction of the Security Holder in accordance with the terms of this Agreement.

13.       Remuneration of Escrow Agent

SkyLynx shall be liable to pay the Escrow Agent reasonable remuneration for, and reimburse the Escrow Agent for its fees and disbursements in connection with, its service under this Agreement.

14.       Indemnification of Escrow Agent

SkyLynx and the Security Holder jointly and severally agree to and does hereby release, indemnify and save harmless the Escrow Agent from all costs, charges, claims, demands, damages, losses and expenses (including legal fees and disbursements) resulting from the Escrow Agent's performance, in good faith and without negligence, of its duties under this Agreement. This provision shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

15.       Responsibility for Furnishing Information

The Escrow Agent will bear no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, the Escrow Agent's receipt of which is a condition to a release from escrow or a transfer within escrow under this Agreement.

16.       Resignation of Escrow Agent

If the Escrow Agent wishes to resign as Escrow Agent, the Escrow Agent will give written notice to SkyLynx and the Security Holder. The resignation of the Escrow Agent will be effective and the Escrow Agent will cease to be bound by this Agreement on the date that is 60 days after the date of the receipt of the notices referred to above by the Escrow Agent, or on such other date as each of the parties hereto may agree upon (the "Resignation Date"), provided that the resignation date will not be a date that is less than 10 business days before the Release Date set forth in section 9 and SkyLynx and the Security Holder will, before the Resignation Date, have appointed another escrow agent who has accepted such appointment, which appointment will be binding on SkyLynx and the Security Holder. If SkyLynx and the Security Holder have not appointed a successor escrow agent within 30 business days of the Resignation Date, the Escrow Agent shall return the Escrow SkyLynx Shares to SkyLynx to be held in trust for the Security Holder and the duties and obligations of the Escrow Agent shall cease immediately.

17.       Express Duties of Escrow Agent

The Escrow Agent shall have no duties or responsibilities except as expressly provided in this Agreement and shall have no liability or responsibility arising under any other agreement, including any agreement referred to in this Agreement, to which the Escrow Agent is not a party.

18.       Reliance by Escrow Agent

The Escrow Agent shall be protected in acting and relying reasonably upon any written notice, direction, instruction, order, certificate, confirmation, request, waiver, consent, receipt, statutory declaration or other paper or document (collectively referred to as "Documents") furnished to it and signed by any person required to or entitled to execute and deliver to the Escrow Agent any such Documents in connection with this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine.

19.       Retention of Advisors by Escrow Agent

The Escrow Agent may retain legal counsel and advisors as may be reasonably required for the purpose of discharging its duties or determining its rights under this Agreement, and may rely and act upon the advice of such counsel or advisor. SkyLynx shall pay or reimburse the Escrow Agent for any reasonable fees, expenses and disbursements of such counsel or advisors.

20.       Termination of Duties of Escrow Agent

Notwithstanding any provisions contained in this Agreement, if the Escrow Agent continues to hold any SkyLynx Shares in escrow after eighteen months years from the date of this Agreement, then the Escrow Agent shall deliver the SkyLynx Shares to the Security Holder entitled thereto and the duties and obligations of the Escrow Agent under this Agreement shall cease immediately.

21.       Notices

21.1      Notice to Escrow Agent. Documents will be considered to have been delivered to the Escrow Agent on the next business day following the date of transmission, if delivered by telecopier, the date of physical delivery, if delivered by hand or by prepaid courier, or five business days after the date of mailing, if delivered by mail, to the following:

Clifford L. Neuman, P.C. 1507 Pine Street Boulder, Colorado 80302 Attn: Clifford L. Neuman Fax No. 303-449-1045

21.2      Notice to SkyLynx. Documents will be considered to have been delivered to SkyLynx on the next business day following the date of transmission, if delivered by telecopier, the date of physical delivery, if delivered by hand or by prepaid courier, or five business days after the date of mailing, if delivered by mail, to the following:

SkyLynx Communications, Inc. 500 Ringling Boulevard Sarasota, Florida 34236 Attn: Gary L. Brown Fax No. 941-388-2866

21.3      Deliveries to Security Holder. Subject to subsection 21.4, documents will be considered to have been delivered to the Security Holder on the next business day following the date of physical delivery, if delivered by hand or by prepaid courier, or five business days after the date of mailing, if delivered by mail. The Escrow Agent will, unless the Security Holder directs the Escrow Agent in writing otherwise, deliver all certificates representing Securities of the Security Holder that have been released from escrow to the following address:

Gus Yepes

Fax No.__________________

21.4      Change of Address. A change of an address for delivery of the Escrow Agent or SkyLynx under this Section 21 will be effective upon delivery to each other party of written notice of such change. A change in an address for delivery to a Security Holder under this Section 21 will be effective upon delivery of notice to the Escrow Agent and SkyLynx.

21.5      Postal Interruption. A party will not effect a delivery by mail if the party is aware of an actual or impending disruption of postal service.

22.       Further Assurances

        The Parties will execute and deliver any further documents and perform any further acts necessary to carry out the intent of this Agreement.

23.       Time

        Time is of the essence of this Agreement.

24.       Governing Laws

        This Agreement will be construed in accordance with and governed by the laws of the State of Delaware.

25.      Counterparts: Facsimile Signatures

        This Agreement may be executed by any number of counterparts and all such counterparts shall for the purposes constitute one agreement and be binding on the parties hereto, provided each party hereto has executed at least one counterpart, and each shall be deemed to be an original, notwithstanding that all parties are not signatory to the same counterpart. This Agreement may be executed by exchange of facsimile signature pages between the parties, which shall be as effective as if original signed copies of this Agreement were exchanged between the parties.

26.      Enurement

        This Agreement will enure to the benefit of and be binding on the parties and their heirs, executors, administrators, successors and permitted assigns.

27.      Entire Agreement

        This Agreement, including the Schedules hereto, constitute the entire agreement between the parties relating to the subject matter hereof and thereof and, except as stated herein or therein or in the instruments and documents to be executed and delivered pursuant hereto, contains all the representations and warranties of the respective parties relating to the subject matter hereof.

        The parties have executed and delivered this Agreement as of the date set out above.
SECURITY HOLDER:
___________________________________ Gus Yepes
SKYLYNX COMMUNICATIONS, INC.
Per:__________________________________ Authorized Signature
CLIFFORD L. NEUMAN, P.C.
Per: __________________________________ Clifford L. Neuman, President

SCHEDULE "A"

SHARE CERTIFICATES FOR COMMON SHARES OF
SKYLYNX COMMUNICATIONS, INC. REGISTERED IN
THE NAME OF GUS YEPES
CERTIFICATE NUMBER	NUMBER OF SHARES
150,000
150,000
TOTAL	300,000